Exhibit 10.1

ELECTRO SCIENTIFIC INDUSTRIES, INC.

EMPLOYMENT AGREEMENT

Nicholas Konidaris	Executive
5773 Orvieto Ct.
San Jose, CA 95138

Electro Scientific Industries, Inc.,	ESI
an Oregon corporation
13900 N.W. Science Park Dr.
Portland, OR 97229

In consideration of the mutual covenants contained herein, and other good and valuable consideration, the parties hereto agree as follows.

1.             Employment.  ESI hereby employs Executive as the President and Chief Executive Officer of ESI and Executive accepts such employment with ESI on the terms and conditions set forth in this Employment Agreement (this “Agreement”).

2.             Employment At-Will.  Executive’s employment shall commence on January 7, 2004, the date of this agreement (the “Effective Date”), and shall continue until terminated in accordance with the provisions of Section 8.

3.             Election to Board of Directors.  The ESI Board of Directors (the “Board”) shall elect Executive as a member of the Board at the regularly scheduled January 2004 Board meeting, and shall nominate Executive for reelection by ESI’s shareholders as a member of the Board at the 2004 Annual Meeting of Shareholders of ESI (the “2004 Shareholders Meeting”) and thereafter as long as Executive is Chief Executive Officer of ESI.  Termination of Executive as Chief Executive Officer of ESI, for any reason, shall constitute the resignation by Executive, effective upon such termination, as a director and officer of ESI and as a director and officer of any affiliate of ESI.  Upon request, Executive shall provide ESI with additional written evidence of any such resignation.  ESI’s undertaking to elect Executive as a member of the Board and to nominate Executive for reelection to the Board by ESI’s shareholders at the 2004 Shareholders Meeting and thereafter is expressly conditioned on this agreement by Executive regarding his resignation as a director and officer of ESI and as a director and officer of any affiliate of ESI in the event of his termination as Chief Executive Officer of ESI.

4.             Executive’s Duties.  Executive shall faithfully and diligently perform all such acts and duties, and furnish such services, as the Board shall reasonably direct and are consistent with the positions of President and Chief Executive Officer, including but not limited to strategic planning, implementation of business objectives and supervision of day-to-day business affairs of ESI.  Executive shall have authority consistent with his position and such additional authority as may reasonably be required to fulfill his assigned duties.  Executive shall devote the time, energy, and skill to ESI’s business as reasonably required for the performance of his duties.  Nothing herein, however, shall limit Executive’s ability to serve on the board of directors of Ultratech Inc.  Service on the board of directors (or similar governing body) of any other corporation, other business entity or charitable organization must be approved in advance by the Board.

5.             Annual Salary and Bonus.

(a)           Base Salary.  Beginning with the Effective Date, ESI shall pay Executive a base salary of $395,000 per fiscal year (prorated for any portion of a year), payable in equal periodic installments in accordance with ESI’s customary practices (the “Base Salary”) and not less frequently than in monthly installments.  Executive’s performance and the amount of the Base Salary shall be reviewed annually, and the Base Salary may be increased from time to time in the sole discretion of the Board.

(b)           Annual Performance Bonus.  For fiscal year 2004, Executive shall be eligible to receive an annual bonus, prorated based on the number of days Executive is employed by ESI in fiscal year 2004, calculated in accordance with the provisions of the ESI FY 2004 Executive Team Bonus Plan attached hereto as Exhibit A.  For fiscal years subsequent to fiscal year 2004, Executive shall be eligible to receive an annual bonus calculated based upon financial and management objectives reasonably established for ESI and Executive by the Board that will establish an annual bonus “target” of 100% of the Base Salary and opportunities for an annual bonus of up to 200% of the Base Salary.

(c)           Stock Options.  ESI shall grant Executive an option to purchase 420,000 shares of ESI common stock.    The vesting commencement date and grant date of the option shall be the Effective Date.  The option shall be evidenced by, and subject to the terms and conditions of, the Stock Option Agreement attached hereto as Exhibit B.  Except as otherwise provided herein, Executive’s option shall vest with respect to 105,000 of these shares on each of the dates that are one year, two years, three years and four years, respectively, after the Effective Date.  To the maximum extent permitted within the $100,000 annual vesting limitation by Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), this option shall be an incentive stock option within the meaning of such section.  Additional stock options may be granted to Executive from time to time in the sole discretion of the Board.

(d)           One-Time Grant of Restricted Stock.  ESI shall issue Executive, without requiring the payment of any cash consideration, 20,000 shares of restricted ESI common stock.  Subject to acceleration as provided herein, the restrictions on 10,000 of these shares of ESI common stock shall lapse on April 1, 2004, and the restrictions on the remaining 10,000 shares of ESI common stock shall lapse on April 1, 2005.  If prior to the date on which the restrictions with respect to any such shares lapse ESI terminates Executive’s employment for Cause or Executive terminates his employment other than for Good Reason and, in either case, other than due to Executive’s death or Disability, the shares shall be forfeited and returned to ESI in accordance with the Restricted Stock Agreement attached as Exhibit C hereto.

6.             Benefits and Reimbursement.

(a)           Flexible Time Off.  Executive shall be entitled to paid annual flexible time off and all paid ESI holidays, each in accordance with ESI’s standard policies, on a basis no less favorable to Executive as to any such policy than as such policy is applied with respect to any other ESI executive or employee; provided that in no event shall Executive’s paid flexible time off accrual rate be at a rate that is less than 160 hours of paid flexible time off accrued per year of employment.  In his first year of employment, Executive shall be entitled to take 160 hours of paid flexible time off regardless of whether Executive has accrued that amount of paid flexible time off as of the relevant time; provided that (i) at no time will Executive take flexible time off during his first year of employment when it exceeds the amount accrued by more than 80 hours and (ii) any paid flexible time off taken by Executive in his first year of employment that exceeds Executive’s accrued paid flexible time off shall be used to offset Executive’s future paid flexible time off accruals until all of such excess hours have been used to so offset future accruals.

(b)           Benefit Plans.  Executive shall be entitled to participate in all employee benefit plans, perquisite plans, and incentive compensation plans of ESI on a basis no less favorable to Executive as to any such plan than as such plan is applied with respect to any other ESI executive or employee.

(c)           Reimbursed Business Expenses.  ESI shall reimburse Executive for all expenses and disbursements reasonably incurred by Executive in the course of his duties for ESI, subject to any reasonable documentation of such expenses that ESI may require in accordance with its customary expense reimbursement policies applicable to senior executive officers.

(d)           Relocation Expenses.  ESI shall pay to relocate Executive and his immediate family from Executive’s home in San Jose, CA to the Portland, OR area in accordance with the terms of the Relocation Policy attached hereto as Exhibit D.  It is expected that Executive will relocate and establish his primary residence in Oregon within six months of the Effective Date.

7.             Definitions.  The following terms shall have the following meanings for purposes of this Agreement:

(a)           “Cause” shall mean (i) the willful and continued failure by Executive substantially to perform his reasonably assigned duties with ESI or legitimate directives of the Board, other than a failure resulting from Executive’s incapacity due to physical or mental illness or impairment, after a written demand for performance has been delivered to Executive by the Chairman of the Board which specifically identifies the manner in which the Chairman believes that Executive has not substantially performed his duties and after a reasonable opportunity for Executive to cure of at least sixty days, and other than as a result of a termination without Cause or a resignation for Good Reason (as defined herein), or (ii) the willful engagement by Executive in illegal conduct which is materially and demonstrably injurious to ESI or (iii) the willful failure by Executive to follow material written ESI policies.  For purposes of this subsection (a), no act, or failure to act, on Executive’s part shall be considered “willful” unless done, or omitted to be done, by Executive in bad faith.  Any act, or failure to act, expressly authorized by a resolution duly adopted by the Board or based upon the advise of counsel for ESI shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith.  Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until (1) Executive shall have been given advance written notice of ESI’s intent to terminate his employment for Cause (which notice shall include the specific provisions of this Agreement intended to be relied upon by ESI in establishing Cause and a description of the alleged conduct or actions that ESI believes supports a finding of Cause), (2) Executive shall be given a reasonable opportunity to be heard by the Board with respect to such matter, and (3) there shall have been delivered to Executive a copy of a resolution duly adopted by the Board finding, after such appearance by Executive, that in the good faith opinion of the Board, Executive has engaged in the conduct set forth above in (i), (ii) or (iii) of this paragraph (a).  Any such determination by the Board shall be subject to de novo review in mediation or in arbitration conducted pursuant to Section 13(d).

(b)           “Change of Control” of ESI shall mean the occurrence of any of the following events:

(i)            The approval by the shareholders of ESI of any of the following (or the occurrence of any of the following if shareholder approval for such event is not required or otherwise obtained in the circumstances):

(A)          any consolidation, merger, plan of share exchange, or other reorganization involving ESI (each, a “Merger”), unless (1) as a result of such Merger at least fifty percent (50%) of the outstanding securities voting generally in the election of directors of the surviving or resulting entity or a parent thereof (the “Successor Entity”) immediately after the Merger are, or will be, owned, directly or indirectly, in substantially the same proportions, by shareholders of ESI immediately before the Merger, and (2) no Person (as defined below) beneficially owns, directly or indirectly, more than fifty percent (50%) of the outstanding shares of the combined voting power or the outstanding voting securities of the Successor Entity, and (3) more than fifty percent (50%) of the members of the board of directors of the Successor Entity were members of the Board at the time the Merger was approved by ESI;

(B)           any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of ESI; or

(C)           the adoption of any plan or proposal for the liquidation or dissolution of ESI;

(ii)           At any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board (“Incumbent Directors”) shall cease for any reason to constitute at least a majority thereof, unless each new director elected during such two-year period was nominated or elected by two-thirds of the Incumbent Directors then in office and voting (with new directors nominated or elected by two-thirds of the Incumbent Directors also being deemed to be Incumbent Directors); or

(iii)          Any Person (as hereinafter defined) shall have become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”)), directly or indirectly, of securities of ESI ordinarily having the right to vote for the election of directors (“Voting Securities”) representing fifty percent (50%) or more of the combined voting power of the then outstanding Voting Securities.

Notwithstanding anything in the foregoing to the contrary, unless otherwise determined by the board, no change in control shall be deemed to have occurred for purposes of this

Agreement if (1) Executive acquires (other than on the same basis as all other holders of the Company Shares) an equity interest in an entity that acquires the Company in a change in control otherwise described under subparagraph (i) above, or (2) Executive is part of group that constitutes a Person which becomes a beneficial owner of Voting Securities in a transaction that otherwise would have resulted in a change in control under subparagraph (iii) above.

For purposes of this Agreement, the term “Person” shall mean and include any individual, corporation, partnership, group, association or other “person”, as such term is used in Section 14 (d) of the Exchange Act, other than ESI or any employee benefit plan(s) sponsored by ESI.

(c)           “Disability” shall mean the absence of Executive from his duties with ESI on a full-time basis for 180 consecutive days as a result of Executive’s incapacity due to physical or mental illness, unless, within 30 days after a Notice of Termination (as defined below) is given to Executive following such absence, Executive shall have returned to the full performance of Executive’s duties.

(d)           “Good Reason” shall mean:

(i)            a diminution of Executive’s status, title, position(s) or responsibilities as President and Chief Executive Officer of ESI (which diminution shall be deemed to occur, without limiting other events that may constitute a diminution, if Executive is no longer the most senior executive officer of ESI or if Executive no longer reports directly to the Board) or the assignment to Executive of any duties or responsibilities which are inconsistent with such status, title or position(s), or any removal of Executive from such position(s), except in connection with the termination of Executive’s employment for Cause, Disability or as a result of Executive’s death or voluntarily by Executive other than for Good Reason;

(ii)           if for any reason Executive is not elected to the Board on or before January 31, 2004, or if thereafter the Board shall fail to nominate Executive for reelection by ESI’s shareholders;

(iii)          a reduction by ESI in Executive’s rate of Base Salary (other than as part of any general salary reduction that may be implemented for all of ESI’s senior management);

(iv)          the failure by ESI to timely provide any other compensation, reimbursement or benefit required pursuant to this Agreement;

(v)           ESI’s requiring Executive to be based anywhere other than the Portland, OR area except for reasonably required travel on ESI’s business; or

(vi)          any purported termination by ESI of Executive’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 8; and for purposes of this Agreement, no such purported termination shall be effective.

8.             Termination.  This Agreement and Executive’s employment hereunder may be terminated by either party by providing the other party with written notice that indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated (a “Notice of Termination”).  The effective date of any such termination of this Agreement shall be:  (i) if Executive’s employment is terminated by ESI for Disability, 30 days after a Notice of Termination is given (provided that Executive shall not have returned to the performance of Executive’s duties on a full-time basis during such 30-day period), (ii) if Executive’s employment is terminated by ESI for Cause, by Executive for Good Reason, or by Executive for Disability, the date on which the Notice of Termination is given, provided the applicable cure period has been provided, and (iii) if Executive’s employment is terminated by Executive (other than for Good Reason or due to Disability) or by ESI for any reason other than Cause, the date specified in the Notice of Termination, which shall be a date no earlier than 90 days after the date on which the Notice of Termination is given, unless an earlier date has been agreed to by the party receiving the Notice of Termination either in advance of, or after, receiving such Notice of Termination.

9.             Effect of Termination.

(a)           Termination by Executive without Good Reason or by ESI for Cause.  If ESI terminates Executive’s employment for Cause, or Executive terminates his employment without Good Reason, Executive shall be entitled to receive only (1) the Base Salary and Annual Bonus earned and payable through the effective date of such termination, together with any other compensation or benefits which have been earned or become payable as of the date of termination but which have not yet been paid to Executive, (2) all paid time off accrued but untaken through the effective date of such termination, (3) reimbursement of expenses incurred through the effective date of such termination pursuant to Section 6(c), and (4) payment in full of all relocation expenses previously unpaid pursuant to Section 6(d).  (For purposes of clarity, ESI shall be obligated to pay Executive’s relocation costs pursuant to Section 6(d) once Executive commences his relocation to Oregon if ESI terminates Executive’s employment without Cause or Employee departs for Good Reason before such relocation is completed.)  The amounts described in clauses (1) through (4) of the foregoing are referred to as the “Accrued Obligations.”

(b)           Termination by ESI Without Cause or by Executive for Good Reason.  If ESI terminates Executive’s employment without Cause, or if Executive terminates employment for Good Reason, Executive shall be entitled to receive:

(i)            the Accrued Obligations;

(ii)           if the termination occurs and there has been no Change of Control, a severance payment (subject to applicable taxes and withholding) in an amount equal to two times Executive’s annualized rate of ESI Base Salary in effect immediately prior to the time of termination paid in equal installments in accordance with ESI’s normal pay practices over the 24-month period following the date of termination; provided, however, that if the effective date of Executive’s termination is after July 23, 2008, the amount payable under this subsection (ii) shall decrease ratably in increments of 1/24th for each calendar month between the effective date of Executive’s termination and July 23, 2008, such that Executive shall receive no severance payment under this subsection (ii) if the effective date of Executive’s termination is after July 23,

2010; provided further that any payments made pursuant to this subsection (ii) shall be repaid by Executive in the event Executive violates in any material respect the Employee Confidentiality, Non Competition and Assignment Agreement provided for in Section 10(a) hereof;

(iii)          if the termination occurs within twenty-four (24) months following a Change of Control, a lump sum severance payment (subject to applicable taxes and withholding) in an amount equal to two times Executive’s annualized rate of ESI Base Salary then in effect and two times Executive’s target bonus in effect immediately prior to the time of termination.

(iv)          if the termination occurs and there has been no Change of Control, continued vesting and exercisability for a period of two full years following the date of termination of all option(s) to purchase shares of ESI common stock then held by Executive, all stock appreciation rights and other ESI equity-based awards then held by Executive, and all shares of restricted ESI common stock then held by Executive;

(v)           if the termination occurs within twenty-four (24) months following a Change of Control, all options to purchase ESI common stock then held by Executive, all stock appreciation rights and all other equity based awards then held by Executive shall become immediately vested and exercisable;

(vi)          an extension of the term for exercise of any vested and unexpired options to purchase shares of ESI common stock, and any vested and unexpired ESI stock appreciation rights, until the date that is three full years after the effective date of Executive’s termination; provided that no such option or right shall be exercisable after the expiration of the term of years provided at the time of the original grant;

(vii)         for a twenty-four (24) month period after the date of termination, ESI shall arrange to provide Executive and his dependents with life, accident, medical and dental insurance benefits substantially similar to those which Executive was entitled hereunder to receive immediately prior to the termination of employment; provided that ESI shall not be required to provide a benefit to Executive pursuant to this clause (vii) to the extent that a similar benefit is actually received by Executive from a subsequent employer during such twenty-four (24) month period, and any such benefit actually received by Executive shall be promptly reported by Executive to ESI; and provided further that ESI shall not be required to provide a benefit pursuant to this clause (vii) after the date on which Executive becomes entitled to receive medical benefits under Medicare or July 23, 2010, whichever is sooner; and

(viii)        if the termination occurs within twenty-four (24) months following a Change of Control, for a thirty six (36) month period after the date of termination, ESI shall arrange to provide Executive and his dependents with life, accident, medical and dental insurance benefits substantially similar to those which Executive was entitled hereunder to receive immediately prior to the termination of employment; provided that ESI shall not be required to provide a benefit to Executive pursuant to this clause (viii) to the extent that a similar benefit is actually received by Executive from a subsequent employer during such thirty-six (36) month period, and any such benefit actually received by Executive shall be promptly reported by Executive to ESI; and provided further that ESI shall not be required to provide a benefit pursuant to this clause (viii) after the date on which Executive becomes entitled to receive medical benefits under Medicare or July 23, 2010, whichever is sooner

(c)           Death.  If Executive’s employment is terminated as a result of Executive’s death, Executive shall be entitled to receive the Accrued Obligations.

(d)           Disability.  If Executive’s employment is terminated as a result of Executive’s Disability, Executive shall be entitled to receive the Accrued Obligations.

(e)           Date of Payment.  Except as otherwise provided herein, all cash payments and lump-sum awards required to be made pursuant to the provisions of this Section 9 shall be made no later than the 30th day following the effective date of Executive’s termination.

(f)            Release of Claims.  ESI shall have the right to require Executive to execute a general release of claims relating to his employment at ESI and termination of employment at ESI that could be brought by Executive hereunder as a condition to Executive’s receipt of any payments pursuant to Section 9(b); provided that ESI and each of its affiliates shall release any and all claims that each of them may have against Executive as a condition of any such release.

(g)           Options and Restricted Stock.  The options and restricted stock awarded to Executive pursuant to Section 5 shall, in the event of a termination of Executive’s employment and except as provided above in this Section 9, be governed by the provisions of the applicable award agreement; provided that the accelerated vesting and stock option exercise provisions of this Section 9 shall, if triggered, control in the event of any inconsistency with any such agreement and the stock option or stock restriction plan and all related agreements.

(h)           No Obligation of Executive to Mitigate.  The amount of any payment provided for in this Section 9 shall not be reduced, offset or subject to recovery by ESI by reason of any compensation earned by Executive as the result of employment by another employer after the date of termination, or otherwise (except as expressly provided with respect to Executive’s obligation pursuant to Section 10(a)).

10.          Non-Competition and Non-Disclosure; Executive Cooperation.

(a)           Prior to the Effective Date, Executive shall execute and deliver to an officer of ESI the Employee Confidentiality, Non Competition and Assignment Agreement (a copy of which is attached hereto as Exhibit E).

(b)           Executive agrees to cooperate with ESI, by making himself reasonably available to testify on behalf of ESI or any subsidiary or affiliate of ESI, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, and to reasonably assist ESI, or any subsidiary or affiliate of ESI in any such action, suit or proceeding, by providing reasonable information and making himself reasonably available for meeting and consulting with the Board or its representatives or counsel, or representatives or counsel of ESI, or any subsidiary or affiliate of ESI, as reasonably requested by the Board, representatives or counsel.  ESI agrees to reimburse Executive, on an after-tax basis, for all expenses actually incurred in connection with his provision of testimony or assistance.

11.          Section 280G Provision.

(a)           Notwithstanding anything contained in this Agreement to the contrary, to the extent that any payment, distribution, transfer, benefit or other event with respect to ESI or a successor, direct or indirect subsidiary or affiliate of ESI (or any successor or affiliate of any of them, and including any benefit plan of any of them), and arising in connection with an event described in Section 280G(b)(2)(A)(i) of the Code, occurring after the Effective Date and on or before the first anniversary of the Effective Date, to or for the benefit of Executive or Executive’s dependents, heirs or beneficiaries (whether such payment, distribution, transfer, benefit or other event occurs pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 11) (each a “Payment” and collectively the “Payments”) is, was or will be subject to the excise tax imposed by Section 4999 of the Code, and any successor provision or any comparable provision of state or local income tax law (collectively, “Section 4999”), then ESI shall reduce the Payments (but not below zero) so that the maximum amount of the Payments shall be one dollar ($1.00) less than the amount which would cause the Payments to be subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall be made if (and only if) such reduction results in a greater after-tax net benefit to Executive than if no such reduction had been made and Executive had paid the excise tax and other taxes due.  If a reduction of Payments is required pursuant to the foregoing, then unless Executive shall have given prior written notice to ESI to effectuate a reduction in the Payments in a different manner, ESI shall reduce or eliminate the Payments by first reducing or eliminating any cash severance benefits, then by reducing or eliminating any accelerated vesting of stock options, then by reducing or eliminating any accelerated vesting of restricted stock, then by reducing or eliminating any other remaining Payments.  The preceding provisions of this Section 11 shall take precedence over the provisions of any other plan, arrangement or agreement governing Executive’s rights and entitlements to any benefits or compensation.  In connection with any termination of Executive’s employment hereunder that occurs in connection with an event described in Section 280G(b)(2)(A)(i) that occurs on or before the first anniversary of the Effective Date.

(b)           Notwithstanding anything contained in this Agreement to the contrary, to the extent that any and all Payments with respect to ESI or a successor, direct or indirect subsidiary or affiliate of ESI (or any successor or affiliate of any of them, and including any benefit plan of any of them), and arising in connection with an event described in Section 280G(b)(2)(A)(i) of the Code, occurring after the first anniversary of the Effective Date to or for the benefit of Executive or Executive’s dependents, heirs or beneficiaries is, was or will be subject to the excise tax imposed by Section 4999, then ESI shall pay to Executive (or to the applicable taxing authority on Executive’s behalf) an additional cash payment (hereinafter referred to as the “Gross-Up Payment”) equal to an amount such that after payment by Executive of all taxes, interest, penalties, additions to tax and costs imposed or incurred with respect to the Gross-Up Payment (including, without limitation, any income and excise taxes imposed upon the Gross-Up Payment), Executive retains an amount of the Gross-Up Payment equal to the excise tax imposed upon such Payment or Payments.  This provision is intended to put Executive in the same position as Executive would have been had no excise tax been imposed upon or incurred as a result of any Payment.

(c)           Except as provided in subsection (d) below, the determination that a Payment is subject to an excise tax (and the amount of such tax), the amount of any Gross-Up Payment required, or a determination that Payments are to be reduced in accordance with the foregoing shall be made in writing by a certified public accounting firm selected by ESI (“ESI’s Accountant”).  Such determination shall include the amount of any such excise tax, Gross-Up Payment, or reduction and detailed computations thereof, including any assumptions used in such computations (the written determination of ESI’s Accountant, hereinafter,  “ESI’s Determination”).  ESI’s Determination may be reviewed on behalf of Executive by a certified public accounting firm selected by Executive (the “Executive’s Accountant”).  Executive shall notify ESI within 30 business days after receipt of ESI’s Determination of any disagreement or dispute therewith, and failure to so notify within that period shall be considered an agreement by Executive of ESI’s determination.  In the event of an objection by Executive to ESI’s Determination, any amount not in dispute shall be paid within 30 days following the 30 business-day period referred to herein, and with respect to the amount in dispute Executive’s Accountant and ESI’s Accountant shall jointly select a third certified public accounting firm to resolve the dispute and the decision of such third firm shall be final, binding and conclusive upon the Executive and ESI.  In such a case, the third accounting firm’s findings shall be deemed the binding determination with respect to the amount or reduction in dispute, obligating ESI to make any payment as a result thereof within 30 days following the receipt of such third accounting firm’s determination.  All fees and expenses of each of the accounting firms referred to in this subsection (c) shall be borne solely by ESI.

(d)           As a result of uncertainty in the application of Section 4999 that may exist at the time of any determination is made pursuant to paragraph (c) above, it may be possible that in making the calculations required to be made hereunder, the parties or their accountants shall determine that a Gross-Up Payment need not be made (or shall make no determination with respect to such a payment) that properly should be made (“Underpayment”), or that a Gross-Up Payment not properly needed to be made should be made or that no reduction in Payments should be made when such a reduction should be made (“Overpayment”).  The determination of any Underpayment shall be made using the procedures set forth in paragraph (c) above and shall be paid to Executive as an additional Gross-Up Payment.  ESI or Executive shall be entitled to use procedures similar to those available in paragraph (c) to determine the amount of any Overpayment (provided that ESI shall bear all costs of the accountants as provided in paragraph (c)).  In the event of a determination that an Overpayment was made, Executive shall promptly pay to ESI the amount of such Overpayment together with interest at the applicable Federal rate provided for in Section 1274(d) of the Code; provided, however, that the amount to be repaid by Executive to ESI shall be subject to reduction to the extent necessary to put Executive in the same after-tax position as if such Overpayment were never made.

12.          Indemnity Agreement and D&O Insurance.  Executive and ESI shall enter into for the benefit of Executive ESI’s standard Directors’ and Officers’ indemnification agreement. During the period of Executive’s employment by ESI and for a period of six years thereafter, ESI shall keep in place a directors’ and officers’ liability insurance policy (or policies) providing comprehensive coverage to Executive to the extent that ESI provides such coverage for any other present or former senior executive or director of ESI.

13.          Miscellaneous.

(a)           Withholding.  Payment of all compensation under this Agreement, including but not limited to the Base Salary and Annual Performance Bonus, shall be subject to all applicable federal, state and local tax withholding.

(b)           Successors; Assignment; Binding Agreement.  This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of ESI with or to any other individual(s) or entity, this Agreement shall be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of ESI hereunder.  This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(c)           Governing Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of Oregon.

(d)           Dispute Resolution.  Executive agrees that, to the fullest extent permitted by applicable law, any dispute concerning Executive’s employment or this Agreement shall first be submitted to confidential mediation before a mediator selected by the parties.  If the dispute is not resolved through mediation, it shall be submitted and settled exclusively by confidential binding arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association or such comparable rules as may be agreed upon by the parties.

(e)           Attorneys’ Fees.  Each party shall bear his or its own costs and attorneys’ fees which have been or may be incurred in connection with any matter herein or in connection with the negotiation and consummation of this Agreement or any attachment or exhibit hereto or in any action to enforce the provisions of this Agreement or any attachment or exhibit hereto.  Notwithstanding the foregoing, any arbitrator shall have the right to award attorneys’ fees to the prevailing party in an arbitration proceeding.  If this Agreement is executed on or before January 7, 2004, ESI will reimburse Executive for one-half of his legal fees and expenses incurred in connection with the review of this Agreement and all related agreements up to a maximum amount of $5,000.  ESI shall pay all legal fees and related expenses incurred by Executive as a result of (i) his termination following a Change of Control of ESI (including all such fees and expenses, if any, incurred in contesting or disputing such termination) or (ii) Executive seeking to obtain or enforce any right or benefit provided by this Agreement following a Change of Control.

(f)            Notices.  All notices, requests, demands, consents, approvals, declarations and other communications required by this Agreement shall be in writing and shall be deemed delivered (i) if delivered personally; (ii) if given by e-mail or facsimile, when transmitted and evidence of confirmed transmission is received; (iii) if given by first-class air mail (certified and return receipt requested), when delivered; and (iv) when given by a nationally recognized overnight courier, when received or personally delivered, in each case, with all charges prepaid and addressed to the respective party set forth on the first page of this Agreement (and in the case of deliveries on behalf of Executive, addressed to the Chairman of the Board of ESI), or to such other address as any party shall specify in a notice delivered to all other parties in accordance with this Section 13(f).

(g)           Entire Agreement.  This Agreement, including the attachments and exhibits hereto, contains the entire agreement between Executive and ESI concerning the subject matters discussed herein.  This Agreement supersedes all prior negotiations, agreements and understandings of the parties with respect to Executive’s employment relationship with ESI and the other subject matter herein.

(h)           Modification.  Modification of this Agreement shall be effective only if in writing and signed by each party or its duly authorized representative

(i)            No Waiver.  The waiver of any breach of this Agreement by one party shall not constitute waiver by the non-breaching party of any other breach of the Agreement.

(j)            Severability.  If any of the provisions or terms of this Agreement shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other terms of this Agreement, and this Agreement shall be construed as if such unenforceable term had never been contained in this Agreement.

(k)           Surviving Provisions.  Not withstanding anything in this Agreement to the contrary, Sections 3, 9, 10, 11, 12 and this Section 13 shall survive the termination of Executive’s employment and this Agreement.

(l)            Interpretation.  Unless specifically identified as a reference to another document, any reference to a “section” or “subsection” herein shall be deemed to be a reference to a section or subsection of this Agreement.  Whenever the terms hereof call for any notice, payment or other action on a day which is not a business day, such payment or action may be taken, or such notice given, as the case may be, on the next succeeding business day.

(m)          Counterparts and Facsimile Signatures.  This Agreement may be executed in two or more counterparts, each of which shall constitute one and the same instrument.  Facsimile signatures may be used in place of original signatures on this Agreement.

(n)           Proof of Right to Work.  For purposes of federal immigration law, Executive shall provide ESI satisfactory documentary evidence of Executive’s identity and eligibility for employment in the United States.  Such documentation must be provided to ESI within three (3) business days of the Effective Date, or ESI may terminate Executive’s employment for Cause.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the 7th day of January, 2004.

ELECTRO SCIENTIFIC INDUSTRIES, INC.

By:	s//Nicholas Konidaris
Name: Nicholas Konidaris
Title: President and Chief Executive Officer

Exhibit A:	ESI FY 2004 Executive Team Bonus Plan
Exhibit B:	Stock Option Agreement
Exhibit C:	Restricted Stock Agreement
Exhibit D:	Relocation Policy
Exhibit E:	Employee Confidentiality, Non Competition and Assignment Agreement

EXHIBIT A

FY 2004 EXECUTIVE TEAM BONUS PLAN

Prepared by: MWB Associates	December 2003
Rev. 2

The ESI Executive Team Bonus Plan provides annual bonuses to Executive Team members for achievement of 2004 Revenue, Profit, and MBO targets.

The Plan is an annual Plan, with bonus payments made after completion of the FY 2004 annual audit.

The following individuals are eligible to participate in the FY 2004 Executive Team Bonus Plan: Harmon, Chamberlain, Dodson, Del Vecchio, Harris, Taft, Vickers, Phillips

The Plan’s parameters will be:

Achievement of FY 2004 Revenue Target – 25%

Achievement of FY 2004 Operating Profit Target – 25%

Achievement of FY 2004 Individual MBOs – 50%

FY 2004 Revenue Target is $166 million.

The Revenue Parameter will trigger as follows:

0% payout at $166 million in revenue

100% payout at $200 million in revenue

200% payout at $250 million in revenue

The Profit Parameter will trigger as follows:

0% payout at 0% Operating Profit

100% payout at 5% Operating Profit

200% payout at 10% Operating Profit

Revenue Parameter

Operating Profit Parameter

MBO Achievement Payout

The MBO payout will be triggered only if the Company achieves a FY 2004 Operating Profit of 5% or better, after deducting profit-sharing and bonus payments.

If the MBO payout is triggered, payments will be based on the participant’s percentage of MBO achievement for FY 2004.

Bonus Targets

The FY 2004 Executive Team bonus targets at 100% achievement of Plan are:

CEO – 100% of base salary

Senior Vice President – 80% of base salary

Vice President – 60% of base salary

General Bonus Plan Rules

All Bonus Plan calculations for achievement of Revenue and Operating Plan parameters are net of all profit-sharing and bonus payments.  Payouts are funded with 50% of the Operating Profits in excess of 5% of Revenue and profit-sharing payments are a credit against amounts earned under this Plan.  Maximum Bonus for achieving Revenue Target is 200%.  Maximum Bonus for achieving Operating Profit Target is 200%.  Bonus will be paid within 30 days of completion of the annual audit Bonus payouts are based on the participant’s actual base payroll for the bonus year. Employees eligible to receive bonuses must be employees on the date the bonus is paid to receive a bonus.

General Provisions

The Company reserves the right to change or modify the Bonus Plan at any time with the concurrence of the Board of Directors.

EXHIBIT B

STOCK OPTION AGREEMENT

Notice of Grant of Stock Options and Option Agreement

Nicholas Konidaris	Option Number:
5773 Orvieto Ct.	Plan:
San Jose, CA 95138

Effective January 7, 2004, (the “Grant Date”), you (“Optionee”) have been granted an option to buy 420,000 shares of Common Stock of Electro Scientific Industries, Inc. (the “Company”) at $[    ] per share.  This option is intended as an incentive stock option within the meaning of, and to the maximum extent permitted within the $100,000 annual vesting limitation under, Section 422 of the Internal Revenue Code of 1986, as amended.

The total option price of this option is $[     ].

Shares in each period will become fully vested on the date shown.

Shares	Vest Type	Full Vest	Expiration
105,000	On Vest Date	January 7, 2005	January 7, 2014
105,000	On Vest Date	January 7, 2006	January 7, 2014
105,000	On Vest Date	January 7, 2007	January 7, 2014
105,000	On Vest Date	January 7, 2008	January 7, 2014

By your signature and the Company’s signature below, you and the Company agree that this option is granted under and governed by the terms and conditions of the Company’s 2000 Stock Option Incentive Plan, as amended, and the attached Option Terms and Conditions, which are incorporated into and made a part of this agreement.

Notwithstanding paragraphs 1.2, 1.3 and 1.5 of the attached Terms & Conditions, Section 9 of the Employment Agreement between Optionee and the Company (the “Employment Agreement”) shall govern the time of exercise and vesting of the option in the event that the Company terminates Optionee’s employment without Cause (as defined in the Employment Agreement), or in the event that Optionee terminates employment for Good Reason (as defined in the Employment Agreement).

Electro Scientific Industries, Inc.

By

s//Jon D. Tompkins

January 7, 2004
Jon D. Tompkins
Chairman of the Board

s// Nicholas Konidaris	January 7, 2004
Nicholas Konidaris

OPTION TERMS AND CONDITIONS
2000 Stock Option Incentive Plan

Pursuant to the Company’s 2000 Stock Option Incentive Plan (the “Plan”), the Board of Directors has voted in favor of granting to the Optionee an option to purchase Common Stock of the Company (the “Option”) in the amount indicated on the attached notice.  This Option is granted in conjunction with the Employment Agreement between Optionee and the Company dated January 7, 2004 (the “Employment Agreement”).

1.             The Option is granted upon the following terms:

1.1           Duration of Options.  Subject to reductions in the Option period as hereinafter provided in the event of termination of employment or death of the Optionee, the Option shall continue in effect for a period of 10 years from the Grant Date.

1.2           Time of Exercise.  Except as provided in paragraph 1.5, the Option may be exercised from time to time in the following amounts:  (a) none during the first year following the Grant Date, (b) thereafter not to exceed in any one year 25 percent of the total number of shares covered by the Option, but if the Optionee does not exercise the Option in any one year for the full number of shares to which the Optionee is entitled, the rights shall be cumulative and the Optionee may exercise the Option for such shares in any subsequent year during the term of the Option.

1.3           Limitations on Rights to Exercise.  Except as provided in paragraph 1.5, the Option may not be exercised unless at the time of such exercise the Optionee is employed by the Company or any parent or subsidiary of the Company and shall have been so employed continuously since the date such option was granted.

1.4           Nonassignability.  The Option is nonassignable and nontransferable by the Optionee except by will or by the laws of descent and distribution of the state or country of the Optionee’s domicile at the time of death, and is exercisable during the Optionee’s lifetime only by the Optionee.

1.5           Termination of Employment.

(a)           Except as provided in the Employment Agreement, if Optionee’s employment or service with the Company terminates for any reason other than in the circumstances specified in subsection (b), (c) or (d) below, his option may be exercised at any time before the expiration date of the option or the expiration of three months after the date of termination, whichever is the shorter period, but only if and to the extent Optionee was entitled to exercise the option at the date of termination.

(b)           If Optionee’s employment or service with the Company terminates because of total disability, his option may be exercised at any time before the expiration date of the option or before the date 12 months after the date of termination, whichever is the shorter period, but only if and to the extent Optionee was entitled to exercise the option at the date of termination.  The term “total disability” means a medically determinable mental or physical impairment that is expected to result in death or has lasted or is expected to last for a continuous period of 12 months or more and that, in the opinion of the Company and two independent physicians, causes Optionee to be unable to perform his duties as an employee, director, officer or consultant of the Employer and unable to be engaged in any substantial gainful activity.  Total disability shall be deemed to have occurred on the first day after the two independent physicians have furnished their written opinion of total disability to the Company and the Company has reached an opinion of total disability.

(c)           If Optionee dies while employed by or providing service to the Company, his or her option may be exercised at any time before the expiration date of the option or before the date 12 months after the date of death, whichever is the shorter period, but only if and to the extent Optionee was entitled to exercise the option at the date of death and only by the person or persons to whom Optionee’s rights under the option shall pass by the Optionee’s will or by the laws of descent and distribution of the state or country of domicile at the time of death.

(d)           Except as provided in the Employment Agreement, in the event Optionee’s employment is terminated by the Company without Cause or Optionee quits for Good Reason within two years or after a Change of Control of the Company, any option held by such Optionee may be exercised with respect to all remaining shares subject thereto, free of any limitation on the number of shares with respect to which the option may be exercised in any one year, at any time prior to its expiration date or the expiration of three months after the date of such termination of employment (or such longer period as may be provided for in the Employment Agreement), whichever is the shorter period.  A “Change of Control”, “Cause” and “Good Reason” shall have the meanings set forth in the Employment Agreement.

(e)           To the extent the Option held by any deceased Optionee or by the Optionee whose employment is terminated shall not have been exercised within the limited periods provided above, all further rights to purchase shares pursuant to the Option shall cease and terminate at the expiration of such periods.

(f)            Absence or leave approved by the Employer or on account of illness or disability shall not be deemed a termination or interruption of employment or service.  Unless otherwise determined by the Board of Directors, vesting of options shall continue during a medical, family, military or other leave of absence, whether paid or unpaid.

1.6           Purchase of Shares.  Shares may be purchased or acquired pursuant to the Option only upon receipt by the Company of notice in writing from the Optionee of the Optionee’s intention to exercise, specifying the number of shares as to which the Optionee desires to exercise the Option and the date on which the Optionee desires to complete the transaction, which shall not be more than 30 days after receipt of the notice, and, unless in the opinion of counsel for the Company such representation is not required in order to comply with the Securities Act of 1933, as amended, containing a representation that it is the Optionee’s present intention to acquire the shares for investment and not with a view to distribution.  On or before the date specified for completion of the purchase of shares pursuant to the Option, the Optionee must have paid the Company the full purchase price of such shares in cash (including cash which may at the election of the Company be the proceeds of a loan from the Company), or in shares of Common Stock of the Company previously acquired and held by the Optionee for at least six months and valued at fair market value as defined in the Plan, or in any combination of cash and shares of Common Stock of the Company.  No shares shall be issued until full payment therefor has been made, and the Optionee shall have none of the rights of a shareholder until a certificate for shares is issued to the Optionee.  The Optionee shall, upon notification of the amount due, if any, and prior to or concurrently with delivery of the certificates representing the shares with respect to which the Option was exercised, pay to the Company amounts necessary to satisfy any applicable federal, state and local withholding tax requirements (which may be settled, in the Optionee’s discretion, by cash payment or by a reduction of the number of shares issuable upon exercise of the option by the number (valued at their fair market value at the time of the exercise) required to satisfy such tax withholding obligations).  If additional withholding becomes required beyond any amount deposited before delivery of the certificates, the Optionee shall pay such amount to the Company on demand.

1.7           Changes in Capital Structure.  In the event that the outstanding shares of Common Stock of the Company are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or another corporation, by reason of any reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination of shares, or dividend payable in shares, appropriate adjustment shall be made by the Board of Directors in the number and kind of shares for purchase pursuant to the Option and the corresponding Option price.

2.             The obligations of the Company under this Agreement are subject to the approval of such state or federal authorities or agencies, if any, as may have jurisdiction in the matter.  The Company will use its best efforts to take such steps as may be required by state or federal law or applicable regulations, including rules and regulations of the Securities and Exchange Commission and any stock exchange on which the Company’s shares may then be listed, in connection with the issuance or sale of any shares purchased upon the exercise of the Option.  The Company has filed a valid and effective Registration Statement on Form S-8 with respect to the shares available under the Plan which are sufficient in number to cover the shares that are subject to the Option and the Company shall use its best efforts to continue the effectiveness of such Registration Statement through the time that the Option is exercised or terminates.

3.             Nothing in the Plan or this Agreement shall confer upon the Optionee any right to be continued in the employment of the Company or any subsidiary of the Company, or to interfere in any way with the right of the Company or any subsidiary by whom the Optionee is employed to terminate the Optionee’s employment at any time, with or without cause.

4.             This Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Company but except as hereinabove provided the Option herein granted shall not be assigned or otherwise disposed of by the Optionee.  To the extent there is any conflict between the terms of this document and the Employment Agreement, the terms of the Employment Agreement shall control.  Notwithstanding anything else herein or in the Plan to the contrary, in the event that the Company proposes to terminate the Option pursuant to Section 7(b) of the Plan in the event of or in connection with a Transaction (as such term is defined in the Plan) or a dissolution of the Company, the Board of Directors shall accelerate the vesting of the otherwise unvested portion of the Option, shall give the Optionee at least thirty (30) days advance notice of the impending termination, and shall afford Optionee a reasonable opportunity to exercise the Option (including the portion that accelerates pursuant to this clause) before any such termination.

EXHIBIT C

RESTRICTED STOCK AGREEMENT

This Agreement is entered into as of January 7, 2004 between Electro Scientific Industries, Inc., an Oregon corporation (“ESI”), and Nicholas Konidaris (the “Recipient”).

ESI has awarded a restricted stock grant to the Recipient pursuant to paragraph 6 of ESI’s 1996 Stock Incentive Plan and Recipient desires to accept the grant subject to the terms and conditions of this agreement.

NOW, THEREFORE, the parties agree as follows:

1.             Grant of Restricted Stock.  Subject to the terms and conditions of this Agreement, ESI hereby grants to the Recipient 20,000 shares of ESI Common Stock (the “Restricted Shares”).  The Restricted Shares are subject to forfeiture to ESI as set forth in Section 2 below.

2.             Forfeiture Restriction.  If the Recipient ceases to be employed by ESI because ESI terminates Recipient’s employment for Cause, as defined in the Employment Agreement dated January 7, 2004 between ESI and the Recipient (together with the exhibits attached thereto, the “Employment Agreement”), or the Recipient terminates his employment for any reason other than Good Reason (as defined in the Employment Agreement), death, or Disability (as defined in the Employment Agreement), any unvested Restricted Shares shall be forfeited to ESI.  All of the Restricted Shares shall initially be unvested.  Subject to acceleration as provided below, fifty percent of the Restricted Shares shall vest on April 1, 2004, and the remaining fifty percent of the Restricted Shares shall vest on April 1, 2005.  If the Recipient ceases to be employed by ESI as a result of death, Disability (as defined in the Employment Agreement), a termination of employment by ESI other than for Cause (as defined in the Employment Agreement), or a termination by Recipient for Good Reason (as defined in the Employment Agreement), all of the Restricted Shares shall immediately vest as of such termination.  Nothing contained in this Agreement shall confer upon Recipient any right to be employed by ESI or to continue to provide services to ESI or to interfere in any way with the right of ESI to terminate Recipient’s services at any time for any reason, with or without cause.

3.             Restriction on Transfer.  The Recipient shall not sell, assign, pledge, or in any manner transfer unvested Restricted Shares, or any right or interest in unvested Restricted Shares, whether voluntarily or by operation of law, or by gift, bequest or otherwise.  Any sale or transfer, or purported sale or transfer, of unvested Restricted Shares, or any right or interest in unvested Restricted Shares, in violation of this Section 3 shall be null and void.

4.             Tax Withholding and Section 83(b) Election.  Recipient acknowledges that any income recognized as a result of receiving the Restricted Shares will be treated as ordinary compensation income subject to federal, state and local income, employment and other tax withholding.  Recipient understands that if he makes an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (a “Section 83(b) Election”), with respect to some or all of the Restricted Shares, Recipient will recognize ordinary compensation income at the time such Restricted Shares are received, in an amount equal to the fair market value of the Restricted Shares on that date.  If Recipient does not make a Section 83(b) Election with respect to some or all of the Restricted Shares, Recipient will recognize ordinary compensation income at the time any portion of such Restricted Shares vest in accordance with Section 2 of this Agreement, in an amount equal to the fair market value of those Restricted Shares on the vesting date.  Within 10 days after notification by ESI, and prior to or concurrently with the delivery of the certificates representing the Restricted Shares, Recipient shall pay to ESI the amount necessary to satisfy any applicable federal, state and local tax withholding requirements arising in connection with Recipient’s receipt of the Restricted Shares, including any amounts required to be withheld at the time any portion of the Restricted Shares vest in accordance with Section 2 of this Agreement.  Recipient shall pay such amounts in cash or, at the election of the Recipient, by surrendering to ESI for cancellation Restricted Shares or other shares of ESI Common Stock valued at the closing market price for the ESI Common Stock on the last trading day preceding the date of Recipient’s election to surrender such shares.  If additional withholding becomes required beyond any amount paid before delivery of the certificates representing the Restricted Shares, Recipient shall pay such amount to ESI upon demand.  If shareholder fails to pay any amount demanded, ESI shall have the right to withhold such amount from other amounts payable by ESI to the Recipient, including salary, subject to applicable law.  RECIPIENT UNDERSTANDS THAT TO BE VALID, A SECTION 83(b) ELECTION MUST BE FILED WITH THE INTERNAL REVENUE SERVICE WITHIN 30 DAYS OF THE DATE THE OWNERSHIP OF THE RESTRICTED SHARES IS TRANSFERRED TO RECIPIENT, A COPY OF THE ELECTION MUST BE PROVIDED TO ESI, AND A COPY OF THE ELECTION MUST BE ATTACHED TO THE RECIPIENT’S FEDERAL (AND POSSIBLY STATE) INCOME TAX RETURN FOR THE YEAR OF THE ELECTION.  RECIPIENT ACKNOWLEDGES THAT IF HE CHOOSES TO FILE A SECTION 83(b) ELECTION, IT IS RECIPIENT’S SOLE RESPONSIBILITY, AND NOT ESI’S, TO MAKE A VALID AND TIMELY ELECTION.  RECIPIENT IS ENCOURAGED TO CONSULT HIS TAX ADVISOR REGARDING THE ADVISABILITY OF, AND PROCEDURE FOR, MAKING A SECTION 83(b) ELECTION WITH RESPECT TO SOME OR ALL OF THE RESTRICTED SHARES.

5.             Stock Certificate.  Upon the execution and delivery of this Agreement, the award of the Restricted Shares shall be completed and the Recipient shall be the owner of the Restricted Shares with all voting, dividend and other rights of a shareholder, except as limited by this Agreement.  To secure the rights of ESI under Sections 2 and 4, ESI will retain the certificate or certificates representing the Restricted Shares.  Upon any forfeiture of the Restricted Shares covered by this Agreement, ESI shall have the right to cancel the Restricted Shares in accordance with this Agreement without any further action by the Recipient.  Upon any failure of the Recipient to pay required withholding under Section 4, ESI shall have the right to cancel vested Restricted Shares with a value equal to the required withholding amount without any further action by the Recipient.  After Restricted Shares have vested and all required withholding has been paid to ESI in connection with such vesting, ESI shall promptly deliver a certificate for the vested Restricted Shares to the Recipient.

6.             Additional ESI Shares.  If, prior to vesting of Restricted Shares, the outstanding ESI Common Stock is increased as a result of a stock dividend or stock split, the restrictions and

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other provisions of this Agreement shall apply to any such additional shares of ESI Common Stock which are issued in respect of the Restricted Shares to the same extent as such restrictions and other provisions apply to the Restricted Shares.

7.             Restrictive Legends.  Stock certificates for shares issued under this Agreement may bear the following legends:

The shares represented by this certificate are subject to a Restricted Stock Agreement between the registered owner and Electro Scientific Industries, Inc. which restricts the transferability of the shares.  A copy of the agreement is on file with the Secretary of Electro Scientific Industries, Inc.

ESI shall promptly remove such legend as to any Restricted Shares that vest pursuant to this Agreement and the share certificate delivered by ESI to Recipient with respect to such vested Restricted Shares shall be free of any such restrictive legend.  ESI represents that it has filed a valid and effective Registration Statement on Form S-8 with the Securities and Exchange Commission to register a sufficient number of shares with respect to ESI’s 1996 Stock Incentive Plan to cover the Restricted Shares subject to this award.

8.             Miscellaneous.

8.1           Entire Agreement; Amendment.  This Agreement and the Employment Agreement collectively constitute the entire agreement of the parties with regard to the subjects hereof, and this Agreement may be amended only by written agreement between ESI and the Recipient.

8.2           Notices.  Any notice required or permitted under this Agreement shall be in writing and shall be deemed sufficient when delivered personally to the party to whom it is addressed or when deposited into the United States Mail as registered or certified mail, return receipt requested, postage prepaid, addressed to ESI, Attention: Corporate Secretary, at its principal executive offices or to the Recipient at the address of Recipient in ESI’s records, or at such other address as such party may designate by ten (10) days’ advance written notice to the other party.

8.3           Rights and Benefits.  The rights and benefits of this Agreement shall inure to the benefit of and be enforceable by ESI’s successors and assigns and, subject to the restrictions on transfer of this Agreement, be binding upon the Recipient’s heirs, executors, administrators, successors and assigns.

8.4           Further Action.  The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

8.5           Applicable Law; Attorneys’ Fees.  The terms and conditions of this Agreement shall be governed by the laws of the State of Oregon.  In the event either party

3

institutes litigation hereunder, the prevailing party shall be entitled to reasonable attorneys’ fees to be set by the trial court and, upon any appeal, the appellate court.

8.6           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ELECTRO SCIENTIFIC INDUSTRIES, INC.

By RECIPIENT

s//Nicholas Konidaris
Nicholas Konidaris

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EXHIBIT D

RELOCATION POLICY

ESI shall reimburse Executive for the following:

•      The documented Realtor Fee for the sale of Executive’s primary residence up to a maximum of 6%.

•      Up to 1% closing costs on the sale of Executive’s primary residence.

•      Up to 2% to cover all closing cost appraisals and normal transition costs of purchasing a new residence in Oregon (must be complete by June 30, 2004).

•      Relocation of household goods and up to two (2) automobiles from San Jose, CA to the Portland, OR area.  ESI will ask for 3 bids and will work with Executive to choose the right vendor.  These bids shall include catastrophic loss insurance for Executive’s household goods while in transit and storage.

•      Up to 180 days temporary storage of Executive’s household goods and delivery to Executive’s Portland area residence of choice.

•      Up to 180 days temporary living assistance while Executive closes on his new primary residence up to a maximum of $3,000 per month.

•      Two house hunting trips for Executive and his spouse (including airfare, hotel and meals) for a duration of up to 7 days.

•      Final transportation for Executive and his family (coach airfare or mileage reimbursement, hotel and per diem if driving) to Oregon.

All reimbursable expenses require receipts.  ESI shall gross up all reimbursable expenses to make ESI’s payment of these expenses a tax-neutral event for Executive.

The maximum relocation expenditure for all items will be $200,000.  Relocation assistance must be repaid to ESI on a pro-rated basis if Executive voluntarily terminates his position with ESI other than for Good Reason (and other than due to Executive’s death or Disability) within 24 months of the Effective Date.

EXHIBIT E

EMPLOYEE CONFIDENTIALITY, NON COMPETITION

AND ASSIGNMENT AGREEMENT

In consideration of my employment by Electro Scientific Industries, Inc. or by one of its subsidiaries and affiliates (herein collectively called “ESI”), I agree to the following:

1.             Confidentiality.  I acknowledge that my employment gives me access to manufacturing processes, business plans, customer lists, drawings, documents, reports, facilities, formulas, computer data, computer programs (including algorithms, flowcharts, source code, object code and firmware), and other information all of which ESI regards as confidential and treats as trade secrets.  I recognize that my employment creates a relationship of confidence and trust which requires me to protect the secrecy of such confidential information.

2.             Nondisclosure and Nonuse.  Except as the duties of my employment may require, I will not use, publish or disclose any confidential information to which I am given access.  This obligation will continue even if I cease to be employed by ESI.  On termination of my employment, I shall deliver to ESI all files, notes, records, data and documents which are under my control and which relate to confidential information of ESI.

3.             Assignment of Inventions.  I shall promptly disclose and I hereby assign to ESI all proprietary rights, including any patents or copyrights which may be obtained, in all inventions, processes, ideas, improvements, computer programs embodied in any medium and at any stage of development (including but not limited to algorithms, flowcharts, source code, object code and firmware), and any other discoveries which are conceived by me, alone or with others, while I am employed by ESI and for one year thereafter, and which relate to the business of ESI (herein collectively called “the Inventions”).  This obligation shall apply even if the Inventions are not patentable and even if they were not conceived during regular working hours.

4.             Patents and Copyrights.  I shall cooperate fully with ESI during and subsequent to my employment if ESI decides, at its expense, to obtain U.S. or worldwide patents or copyrights covering my Inventions.  If ESI elects not to file patent or copyright applications within one year after I have submitted a written disclosure on an Invention, and if ESI determines that the Invention does not constitute a trade secret of ESI, the Invention will be released to me with the retention by ESI of a transferable, nonexclusive and royalty-free license under any patents or copyrights which may subsequently be issued.

5.             Bonus.  If ESI elects to seek patent or copyright protection on any Invention disclosed by me, it will pay me a bonus of $100.00 for each Invention of which I am the sole inventor or my pro rata share of $100.00 if there are multiple inventors.

6.             Prior Inventions.  I have set out below a complete list of all Inventions, if any,

patented or unpatented, including the number of all patents and patent applications filed thereon, and a brief description of all unpatented Inventions, which I made prior to my employment by the Company, and which are to be excluded from the scope of this Agreement.  I agree that any patentable improvements made upon the listed Inventions subsequent to my employment by the Company are to be the property of ESI if within the scope of Paragraph 3 hereof.

7.             I hereby irrevocably consent to and authorize the use and reproduction by Electro Scientific Industries, Inc. (ESI), or anyone authorized by ESI, of any and all photographs which are taken of me, during my employment by ESI, negative or positive, proofs of which will be retained in ESI files, for any purpose whatsoever, without further compensation to me.   All negatives and positives, together with the prints shall constitute ESI property, solely and completely.

8.             Covenant Not To Compete.   If I leave the employment of ESI for any reason, I agree that for a period of two years after termination of employment I will not be an employee of, consultant to or member of the board of directors of any business which is in competition with ESI’s then principal businesses (currently semiconductor memory repair, laser trimming and tuning of electronic circuits, passive component manufacturing equipment and laser drilling systems for electronic equipment); provided, however, that this covenant shall not apply to the high volume, semiconductor automated test equipment (ATE) business; and provided further that this covenant shall terminate after one year if I am terminated with Cause or quit without Good Reason.

9.             LITIGATION.  I recognize that ESI will not have an adequate monetary remedy to compensate it if I violate the terms of this Agreement.  Accordingly, if I fail to honor my obligations, I hereby consent to the immediate entry of a temporary restraining order and preliminary injunction against me by a court of competent jurisdiction.  If any litigation is commenced to enforce this Agreement, the prevailing party at trial and on appeal shall be entitled to an award of reasonable attorney’s fees.

10.           Binding Effect.  The provisions of this Agreement shall inure to the benefit of and be binding upon the heirs, legal representatives, successors and assigns of the parties.

11.           Employee certifies that there is no other contract or duty on Employee’s part that would interfere with Employee’s ability to provide services to ESI.

Reserved Inventions (drawings, photographs, etc. attached).

[SIGNATURE PAGE FOLLOWS]

Employee Name (print):	Nicholas Konidaris

Employee Signature	s//Nicholas Konidaris

Date January 7, 2004

Accepted:

Electro Scientific Industries, Inc.

By

Date